CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Trust Closes $1.5 billion Fund

New York, NY, July 18, 2011 – American Realty Capital Trust, Inc. (“ARCT” or the “REIT”) today announced the closure of the fund, a national portfolio of freestanding, single-tenant properties net leased to high credit quality tenants, following successful achievement of its target equity raise of $1.5 billion.

“I couldn’t be more pleased to announce that we have successfully completed our target equity raise of $1.5 billion for American Realty Capital Trust,” said Nicholas S. Schorsch, Chairman and CEO of ARC. “We expect to deploy all of our recently raised equity capital by the end of the third quarter.  Furthermore, our board of directors has retained Goldman Sachs as its financial advisor to explore liquidity options for the portfolio, including a listing or sale.”

ARCT commenced its initial public offering of 150.0 million shares of common stock on January 25, 2008. As of July 5, 2011, the REIT had issued the entire 150.0 million shares of common stock available in connection with its primary offering, and 2.8 million shares of common stock under the DRIP. As of July 11, 2011, ARCT had issued 165.8 million shares, including shares issued under the DRIP.  Total gross proceeds from these issuances were $1.6 billion. As of July 11, 2011, the aggregate value of all share issuances and subscriptions outstanding was $1.7 billion based on a per share value of $10.00 (or $9.50 per share for shares issued under the DRIP).

As of July 11, 2011, there were 9.2 million shares of common stock available for sale in connection with ARCT’s primary offering. By close of day on July 11, 2011, these shares were fully subscribed. By July 14, 2011, all DRIP shares were fully subscribed.  ARCT is currently in the process of registering with the U.S. Securities Exchange Commission to issue a second round of shares under DRIP.

“Our success in raising capital is attributed to a strong product offering, a skilled and experienced management team augmented by a deep bench, adherence to best practices, and especially to a broad group of independent broker-dealers, not one of which accounts for more than 6% of our securities sales,” observed Mr. Schorsch.

ARC began its initial public offering for its new fund, American Realty Capital Trust III, Inc. (“ARCT III”) on March 31, 2011. The offering period will last until March 31, 2013, or until the target equity raise of $1.5 billion is reached.  ARCT III employs the same management team and strategy as ARCT.

For more information, visit: http://www.americanrealtycap.com/arct-reit/.

To arrange interviews with American Realty Capital Trust executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

###